UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 2)

                    Under the Securities Exchange Act of 1934

                              RIT TECHNOLOGIES LTD.
                                (Name of Issuer)

                       ORDINARY SHARES, NIS 0.10 PAR VALUE
                         (Title of Class of Securities)

                                   M8215N 10 9
                                 (CUSIP Number)

                                DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Barel, Dr. Meir
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OF PLACE OF ORGANIZATION
     German
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        798,001
  NUMBER OF        -------------------------------------------------------------
    SHARES         6    SHARED VOTING POWER
 BENEFICIALLY           N/A
   OWNED BY        -------------------------------------------------------------
     EACH          7    SOLE DISPOSITIVE POWER
  REPORTING             798,001
    PERSON         -------------------------------------------------------------
     WITH          8    SHARED DISPOSITIVE POWER
                        N/A
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     798,001
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     N/A
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.4%*
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

     * Based on 14,660,072 ordinary shares outstanding as of December 31, 2006.


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


     This Schedule 13G reflects a statement of beneficial ownership of securities of the reporting person as of December 31, 2006.

Item 1(a)      NAME OF ISSUER:

               RiT Technologies Ltd.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL OFFICES:

               24 Raoul Wallenberg Street
               Tel Aviv 69719
               Israel

Item 2(a)      NAME OF PERSONS FILING:

               Dr. Meir Barel

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Star Ventures Management, Possartstrasse 9, D-81679 Munich, Germany

Item 2(c)      CITIZENSHIP:

               German

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Ordinary Shares

Item 2(e)      CUSIP NUMBER:

               M8215N109

Item 3         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
               13D-2(B):

               n/a

Item 4         OWNERSHIP:

               (a) Amount beneficially owned: 798,001 ordinary shares (includes 30,000 options to purchase ordinary shares exercisable within 60 days from December 31, 2006).

               (b) Percent of class: 5.44%

               (c) Number of Shares as to which the person has:

                    (i) Sole power to vote or to direct the vote: 798,001
               (includes 30,000 options to purchase ordinary shares exercisable within 60 days from December 31, 2006).

                    (ii) Shared power to vote or to direct the vote: n/a

                    (iii) Sole power to dispose or to direct the disposition of:
               798,001 (includes 30,000 options to purchase ordinary shares exercisable within 60 days from December 31, 2006).

                    (iv) Shared power to dispose or to direct the disposition
               of: n/a


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

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               N/A

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               N/A

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               N/A

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N/A

Item 9         NOTICE OF DISSOLUTION OF THE GROUP:

               N/A

Item 10        CERTIFICATION:

               N/A


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


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 22, 2007


/s/ Meir Barel
--------------
Dr. Meir Barel


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